OCCUPANCY AGREEMENT

OWNER: J L INTERNATIONAL REALTY, INC.
OCCUPANT: JOSH CONSTANTIN dba Healthcare Solutions Inc.
PREMISES: 3 SCHOOL STREET, SUITE. 303,
GLEN COVE, NY 11542

The Owner is the lessee entitled to the possession of the Premises and the Occupant desires to occupy a portion of the Premises during said period according to this Agreement for use as an executive office.

The Owner and Occupant agree that:

1. The Occupant shall have the right to exclusively occupy the private office No. 5 and the In-Suite (with office No. 10 and workstation No. 5), in the Premises, as shown on the diagram attached beginning on September 15, 2020 to September 14, 2022.

2. As long as the Occupant has the right to occupy a Room in the Premises, the Occupant shall have the right to use in common with other occupants of the premises, according to the Standards of Occupancy attached, the conference room, reception/waiting area and kitchen.

3. Owner agrees to cooperate with Occupants to obtain all desired listings in the Lobby Directory, and to post name outside entrance door of the Premises, the latter, however, to be as designated and in the form, manner and size prescribed by Owner, and provided the occupant agrees to pay the cost related to such postings.

4. The Occupant shall pay the Owner the following:

   (a) On the first day of each month during the period of September 15, 2020 through September 14, 2021, the sum of Twenty Five Hundred ($2,500) dollars per month.

   (b) On the first Day of each month during the period of September 15, 2021 to September 14th, 2022, the sum of Twenty Five Hundred Seventy Five ($2,575) dollars per month.

   Rent is due on the first day of each month. Late charges will be assessed as follows: $50 (2%) percent after ten (10) days.

5. The occupant shall subscribe to his own phone, and shall bear the cost of each phone receiver used for his office, and the labor cost of phone technician to connect the phone to the central phone system of the suite.

6. Occupant agrees to indemnify and save the Owner harmless from all liabilities, obligations, damages, penalties, claims or costs, including reasonable attorney's fees and expenses, incurred, paid or otherwise arising out of Occupant's negligence or willful misconduct in the use of the Premises and that of Occupant's employees, contractors, agents and invitee; and in case of any action or proceeding brought against the Owner by reason of the foregoing, Occupant will defend such action or proceeding at Occupant's expense by counsel approved by the Owner in writing; Owner agrees not to unreasonably withhold such approval.

7. It is agreed that public liability insurance of the Owner is not intended to cover conditions or occurrences caused by occupant's negligence or willful misconduct.

8. If Owner does not receive full payment for rent within ten (10) days after the date on which payment is due, Occupant shall be liable to Owner for all reasonable legal fees and interest on the late payments at a rate equal to one percent above the prime lending rate then in effect for loans for Citibank, N.A. (Or its successor) in the State of New York, which shall accrue on a daily basis from the date on which the payment was due to the date on which the Owner collects payment in full at the rate specified herein.

9. All charges, costs and expenses which occupant is required to pay under any terms of this Agreement, together with all interest and penalties that may accrue thereon, in the event of the occupant's failure to pay such amounts and all damages, reasonable costs and expenses which the Owner may incur by reason of any default of the Occupant or failure on the Occupant's part to comply with the terms of this Agreement, shall be deemed to be additional rent and, in the event of nonpayment by the Occupant, the Owner shall have all rights and remedies with respect thereto as the Owner has for the nonpayment of the fixed rent.

10. In case of a default by the Occupant in fulfilling any of the Occupant's obligations under this Agreement, Owner may withhold any and all services agreed to be furnished to Occupant at Owner's sole discretion, after ten (10) days notice of such default, and in the event such default is not cured Owner may elect to terminate this Agreement on three (3) days written notice and remove Occupant from the Premises by all lawful means, including physical removing of Occupant's property, according to the law and without limiting the foregoing, Owner may take any action or proceeding

at law or in equity to remove Occupant from the Premises and Occupant waives trial by jury in any such action or proceeding.

11. In the event Occupant shall claim that Owner shall have defaulted in the performance of this Agreement, such claim be presented to the Owner in writing but any such claim, other than a default of Owner's duties under Paragraph 1- 3, shall not entitled Occupant to abatement, diminution or offset against any of the payments required to be paid by Occupant under this Agreement.

12. Occupant acknowledges receipt of one set keys supplied to Occupant by the Owner and delivered upon the signing of this Agreement. Occupant agrees that keys shall not be given or delivered to any person other than the principal in Occupant's business or professional activity without the prior consent of the Owner. Occupant agrees to inform the Owner of the names and addresses of all persons to whom keys have been delivered.

13. Occupant shall have the right, without the prior permission of the Owner to install a lock upon the door of Occupant's private office (in place of, not in addition to, the locking mechanism supplied by Owner, if any). Any such replacements shall be of similar style and appearance. Occupant shall give Owner a duplicate set of keys.

14. This agreement is a personal agreement, it is non-transferable. The Occupant may not transfer, assign, rent or encumber all or any of Occupant's rights under this Agreement.

15. Owner acknowledges receipt of the sum of $2,500.00 for payment, in advance, for the *first month of occupancy pursuant to this Agreement; and the further sum of $5,000.00 (two months) as security for occupants obligations of occupancy pursuant to this Agreement, as well as the security deposit for three phone receivers ($100/each). No interest on security deposits.

16. This Agreement is subject to the terms and conditions of the underlying Lease between Owner, as Tenant, and JSC Development, as Landlord. The terms and conditions set forth in the Lease which are binding upon Owner, as Tenant, shall be applicable to Occupant.

17. The Occupant shall give Owner a minimum of 60-days written notice prior of expiration of this Agreement whether or not Occupant wishes to continue in occupancy. (This does not grant Occupant a right of renewal, nor obligate Owner to renew.).

18. This Agreement is governed by and interpreted in accordance with the laws of the State of New York, in the United States of America. In the event that either party shall desire to institute any suit, action or other proceeding against the other party arising out of or based upon this Agreement, or the breach or alleged breach hereof, or to enforce this Agreement, such suit, action or other proceeding shall be instituted, prosecuted and maintained in the courts located in New York City, New York and both parties hereby irrevocably submit to the exclusive jurisdiction of such courts for such purposes. The parties hereby waive their right to trial by jury on any and all claims, counterclaims or cross claims arising under or relating to this Agreement.

Josh Constantin

BY: ______________ Date: 09/14/20

Josh Constantin
12 Shore Ave
Bayville, NY 11709
212-380-1144
Email: j@smsgroup.nyc

JL Int'l Realty, Inc., OWNER

By ______________, Date: 9/14/2020

Ellin M. Ciccarone, Esq.

STANDARDS OF OCCUPANCY

1. Secretarial desks/work stations in common area should be maintained to keep a uniform appearance throughout the suite; empty desk, floors adjacent to furniture or facilities should not be used for storage of files or other similar materials, or wearing apparel, umbrella or other such articles. Books and research material should not be removed from the library or their resident area except when

necessary for copying; and if removed, should be replaced expeditiously back into the shelves. A book-mark showing identity of borrower should be left in place of borrowed material at its usual sites. (This applies only to books not owned by the Occupant.) Eating is strictly prohibited in secretarial desks/work stations in common area.

2. Extended use of conference room or library room (e.g., for closings, or depositions, or group meetings) is by reservation only; a reservation shall normally not be for more time than actually used. Occupant with reservation shall have priority of use, temporary or casual use should not include dictating, extended writing, extended collating, stationing of employees, eating or other office activities which can be done elsewhere. Use of conference and library shall be in reasonable proportions to the number of occupants in the suite.

3. Spaces atop filing cabinets outside of private rooms may not be used for storage, or any other purpose.

4. Decorations, posters, calendars, bulletin boards, shelves, cupboards and similar articles, or anything else may not be attached to any walls outside private offices, and inside private office nothing may be attached which in any way alters the premises without prior written consent.

5. Radios, tape recorders, television sets and other similar devices may not be played outside private offices, or so used as to be audible by neighboring personnel or colleagues.

6. Occupant must clean up after any use of the kitchen (microwaves, coffee, etc.). Waste basket placed in each office/workstation is for non-consumable waste only. All consumable waste specifically food beverage waste and containers with potential to leak or spoil should be deposited in the covered garbage tray in the Kitchen area, and should be timely removed at the end of your working hours each day, into the trash receptacles of the building located at the garbage room on the 3rd Floor.

7. Use of kitchen is a privilege and may be revoked by Owner if, in Owner's sole discretion, the occupant's use thereof is not neat, clean, and in the best interest of others.

8. There is no smoking in the suite including private offices.

9. Owner may adopt and the Occupant's shall abide by such other and further standards of occupancy as are reasonable and desirable for the common use and appearance of the Premises.

10. Receptionist/Phone answering service is provided as a courtesy of the CMA Law Group, PLLC and is subject to the law firm's normal business hours and holiday schedules. Owner is not obligated to provide full-time reception and phone answering services for the Suite, at the hours dictated by the Occupant.

11. Occupant shall be responsible for damage or destruction, beyond ordinary wear and tear, caused to any furnishings and any personals of Owner caused by Occupant's employees, contractors, agents and invitees.

12. Occupant can use the address for conducting the business as specified in the Occupancy Agreement only, and under his own name or legal corporate entity name Healthcare Solutions Inc., as approved by the Owner. Occupant is prohibited from using the premises to conduct business not specified in the Occupancy Agreement, and is prohibited from using the address as mailing address of any other individual (related or not related to the occupant) or corporate entities unless approved by the owner.

Josh Constantin

BY: ______________________ Date: 9/14/20

Josh Constantin
12 Shore Ave
Bayville, NY 11709
212-380-1144
Email: j@smsgroup.nyc

J L Int'l Realty, Inc., OWNER

By______________________, Date: 9/14/2020

Lilin M. Ciccarone, Esq.